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First Franklin Corporation

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FIRST FRANKLIN CORPORATION
4750 ASHWOOD DRIVE
CINCINNATI, OHIO 45241
(513) 469-5352
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 22, 2006
     The Annual Meeting of Stockholders (the “Meeting”) of First Franklin Corporation (the “Company”), the holding company for The Franklin Savings and Loan Company, will be held at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241 on May 22, 2006, at 3:00 p.m. local time.
     The Meeting is for the following purposes, all of which are described in the accompanying Proxy Statement:
1.	The reelection of two directors of the Company;

2.	The ratification of the selection of Clark, Schaefer, Hackett & Co. as the Company’s independent registered public accounting firm for the 2006 fiscal year;

3.	The consideration of a stockholder proposal regarding engaging the services of an investment banking firm to evaluate methods to enhance shareholder value, including a sale or merger of the Company; and

4.	Such other matters as may properly come before the Meeting or any adjournments thereof.
     Action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned.
     Stockholders of record at the close of business on March 31, 2006, are entitled to vote at the Meeting and any adjournments thereof. A proxy card and a proxy statement for the Meeting are enclosed. Please complete and sign the enclosed proxy card and return it promptly in the enclosed envelope. The proxy will not be used if you submit a written revocation or a later-dated proxy to the Company before the commencement of voting at the Meeting or if you attend the Meeting and vote in person.

Cincinnati, Ohio	By Order of the Board of Directors
April 17, 2006

Thomas H. Siemers
President and Chief Executive Officer

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

FIRST FRANKLIN CORPORATION
4750 ASHWOOD DRIVE
CINCINNATI, OHIO 45241
(513) 469-5352
PROXY STATEMENT
Annual Meeting of Stockholders
May 22, 2006
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Franklin Corporation (the “Company,” “First Franklin,” “we” or “us”) of proxies to be used at the Company’s 2006 Annual Meeting of Stockholders (the “Meeting”) and all adjournments thereof. The Meeting will be held at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, on May 22, 2006, at 3:00 p.m. local time. The Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed or given to stockholders on or about April 17, 2006.
     The shares represented by proxies will be voted at the Meeting and at all adjournments thereof. You may revoke your proxy at any time before the commencement of voting at the Meeting by either (i) submitting a written revocation or a later-dated proxy to the Secretary of the Company, or (ii) attending the Meeting and voting in person before the proxy is exercised. Attending the Meeting will not, by itself, revoke a proxy. Each properly executed proxy received by the Board of Directors of the Company and not revoked will be voted as directed by the stockholder or, in the absence of specific instructions to the contrary, will be voted:

FOR	the reelection of Richard H. Finan and Mary W. Sullivan as directors of the Company for terms expiring in 2009;

FOR	the ratification of the selection of Clark, Schaefer, Hackett & Co. (“Clark, Schaefer”) as the Company’s independent registered public accounting firm for the 2006 fiscal year; and

AGAINST	the approval of a stockholder proposal regarding engaging the services of an investment banking firm to evaluate methods to enhance shareholder value, including a sale or merger of the Company.
     Proxies may be solicited by the directors, officers and other employees of the Company and/or The Franklin Savings and Loan Company (“Franklin”) in person or by telephone, telegraph, mail, facsimile or electronic mail for use only at the Meeting. We will pay the costs of preparing, assembling, printing and mailing the Notice, this Proxy Statement and the enclosed proxy and will pay all other costs incurred in the solicitation of proxies by the Board of Directors.
     Only stockholders of record as of the close of business on March 31, 2006, are entitled to notice of, and to vote at, the Meeting, and each such stockholder is entitled to one vote for each share held on such date. As of that date, the Company had 1,685,730 shares of common stock issued and outstanding.

REQUIRED VOTES
     A majority of the shares of our issued and outstanding common stock, present in person or represented by proxy at the Meeting, will constitute a quorum. Under Delaware law and the Company’s Bylaws, the following proposals must receive the corresponding vote to be adopted:

	Proposal	Required vote
1)	Election of directors	The two nominees receiving the greatest number of votes will be elected to the Board of Directors.

2)	Ratification of the selection of Clark, Schaefer as the Company’s independent registered public accounting firm for the 2006 fiscal year	The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote.

3)	Stockholder proposal	The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote.
     If you hold shares in “street name” in a stock brokerage account or through a bank or other nominee, you should review the information provided to you by your broker or other nominee. This information will describe the procedures you must follow to instruct the nominee how to vote the street name shares and to revoke previously given instructions.
     If your shares are held in street name and you do not provide voting instructions to your broker, brokerage firms have the authority, under applicable rules of The Nasdaq Stock Market, Inc. (“Nasdaq”) and other self-regulatory organizations of which they may be members, to vote your shares in their discretion on certain routine matters. The election of directors and the ratification of auditors are considered routine; stockholder proposals may or may not be considered routine depending on the rules of the particular self-regulatory organization. Consequently, if you do not instruct your broker on how you want your shares to be voted, your brokerage firm may be authorized to choose to vote your shares on the stockholder proposal. Proxies signed and submitted by brokerage firms which have not been voted are referred to as “broker non-votes.” Broker non-votes, abstentions and proxies as to which the authority to vote is withheld are counted toward the establishment of a quorum.
     Because a plurality of the votes cast is required for the election of directors, neither abstentions nor broker non-votes will have any impact on the election of directors. However, the affirmative vote of a majority of the votes present at the meeting and entitled to vote is required to ratify the selection of Clark, Schaefer and to approve the stockholder proposal. Abstentions are deemed to be “entitled to vote” and will have the effect of votes against these proposals. Broker non-votes, however, are not deemed to be “entitled to vote” and will not be included in the tabulation of the voting results on Proposals 2 and 3.

     If you sign and date a proxy but do not specify how it should be voted, it will be voted FOR the reelection of the two nominees for director, FOR the ratification of the selection of Clark, Schaefer and AGAINST the stockholder proposal.
OWNERSHIP OF COMPANY STOCK
     The following table contains share ownership information as of March 31, 2006, for (i) each director of the Company, (ii) each individual named in the Summary Compensation Table under the heading “Executive Compensation,” (iii) and all directors and officers of the Company and its most significant subsidiary, Franklin, as a group.

	Shares beneficially		Percent of
Name and address (1)	owned (2)		class (3)
Richard H. Finan	85,674	(4)	5.07
John J. Kuntz	2,150	(5)	0.13
John L. Nolting	8,250	(6)	0.49
Gregory W. Meyers	3,660	(7)	0.22
Gretchen J. Schmidt	88,201	(8)	5.16
Thomas H. Siemers	390,240	(9)	23.02
Mary W. Sullivan	7,125	(10)	0.42
Daniel T. Voelpel	72,024	(11)	4.22
All directors and executive officers of the Company and Franklin as a group (12 persons)	625,908	(12)	35.33

(1)	Each of the persons listed in this table may be contacted at the address of the Company, 4750 Ashwood Drive, Cincinnati, Ohio 45241.

(2)	Unless otherwise indicated by footnote, the individual has sole voting and investment power for all shares reported as beneficially owned.

(3)	Based on 1,685,730 shares outstanding plus the number of vested stock options held by the person or group.

(4)	Includes 3,000 shares that may be acquired upon the exercise of stock options and 37,500 shares as to which Mr. Finan shares voting and investment power.

(5)	Includes 750 shares that may be acquired upon the exercise of stock options.

(6)	Includes 6,500 shares that may be acquired upon the exercise of stock options.

(7)	Includes 2,250 shares that may be acquired upon the exercise of stock options.

(8)	Includes 24,750 shares that may be acquired upon the exercise of stock options, 17,530 shares allocated to Ms. Schmidt’s account in The Franklin Savings and Loan Company Employee Stock Ownership Plan (the “ESOP”) and 1,350 shares as to which Ms. Schmidt shares voting and investment power.

(Footnotes continued on next page)

(9)	Includes 9,750 shares that may be acquired upon the exercise of stock options, 48,976 shares allocated to Mr. Siemers’ ESOP account as to which he has sole voting and investment power, 33,656 shares as to which Mr. Siemers has shared voting and investment power, 142,754 shares owned by the ESOP and allocated to the accounts of participants other than Mr. Siemers and 14,158 unallocated ESOP shares as to which Mr. Siemers has shared investment power as the ESOP Trustee.

(10)	Includes 3,750 shares that may be acquired upon the exercise of stock options and 1,500 shares as to which Ms. Sullivan shares voting and investment power.

(11)	Includes 22,150 shares that may be acquired upon the exercise of stock options, 28,136 shares allocated to Mr. Voelpel’s ESOP account and 18,600 shares as to which Mr. Voelpel shares voting and investment power.

(12)	Includes shares held directly, shares allocated to executive officers’ accounts in the ESOP, shares that may be acquired upon the exercise of stock options and shares held by certain family members over which the specified persons effectively exercise sole or shared voting and investment power. Also includes the shares that may be deemed to be beneficially owned by Mr. Siemers as Trustee of the ESOP. Shares owned by the ESOP are counted only once in calculating the total number of shares held by Mr. Siemers and the other directors and executive officers as a group.
     The following table contains share ownership information as of March 31, 2006, regarding those persons or entities who were known by us to beneficially own more than five percent of our outstanding shares:

Name and address	Shares beneficially owned	Percent of class
Thomas H. Siemers (1) 4750 Ashwood Drive Cincinnati, Ohio 45241	390,240	23.02

The Franklin Savings and Loan Company
Employee Stock Ownership Plan (2) 4750 Ashwood Drive Cincinnati, Ohio 45241	205,888	12.21

Jeffrey L. Gendell (3) 55 Railroad Ave. 3rd Floor Greenwich, Connecticut 06830	100,353	6.06

Tontine Financial Partners, L.P. (3)
Tontine Management, L.L.C. (3) 55 Railroad Ave. 3rd Floor Greenwich, Connecticut 06830	91,353	5.52

Gretchen J. Schmidt (4) 4750 Ashwood Drive Cincinnati, Ohio 45241	88,201	5.16

Richard H. Finan (5) 4750 Ashwood Drive Cincinnati, Ohio 45241	85,674	5.07

(Footnotes on next page)

(1)	See footnote (9) in the preceding table.

(2)	All shares held by the ESOP are also included as shares beneficially owned by Mr. Siemers as Trustee of the ESOP.

(3)	Based upon information contained in a Schedule 13D filed August 21, 2003, with the Securities and Exchange Commission (the “SEC”) by Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Mr. Jeffrey L. Gendell. According to the Schedule 13D filing, each of the foregoing reported shared voting power and shared dispositive power over 91,353 shares and Mr. Gendell reported sole voting power and sole investment power over 9,000 shares.

(4)	See footnote (8) in the preceding table.

(5)	See footnote (4) in the preceding table.
PROPOSAL ONE – ELECTION OF DIRECTORS
     Your Board of Directors takes a critical role in guiding the Company’s strategic direction and overseeing the Company’s management. There are five members of the Company’s Board of Directors, a majority of whom the Board has determined are “independent directors” under applicable Nasdaq rules. Directors are divided into three classes, and directors in each class are elected to serve for three-year terms and until their respective successors are duly elected and qualified. Approximately one-third of the Board of Directors is elected annually.
Nominees for Election and Incumbent Directors
     Pursuant to the Nominating Committee’s recommendation, your Board of Directors proposes the reelection of the following nominees to serve as directors of the Company until the annual meeting of stockholders in 2009 and until his or her successor is duly elected and qualified:

		Positions held with	Year first
		the Company	elected director of	Term to
Name	Age (1)	and Franklin	the Company/Franklin	expire
Richard H. Finan	71	Director	1987/1968	2009
Mary W. Sullivan	49	Director	2003/1996	2009

(1)	As of March 31, 2006.
     Richard H. Finan is an attorney and has had a private legal practice since 1959. He was a member of the Ohio General Assembly from 1973 until 2002, and served as President of the Ohio Senate from 1997 until 2002. Mr. Finan is also a director of Union Central Life Insurance Company.
     Mary W. Sullivan has been an attorney with the Cincinnati, Ohio law firm of Peck, Shaffer & Williams LLP since 1980. Ms. Sullivan also serves as a director of Summit Mutual Funds, Inc. and is a former member of the Ohio Elections Commission.

     If Mr. Finan or Ms. Sullivan is unable to serve, the shares represented by all valid proxies will be voted for the election of the substitute nominee(s), if any, recommended by the Board of Directors. At this time, the Board knows of no reason why either Mr. Finan or Ms. Sullivan might be unable to serve if elected. There are no arrangements or understandings between either of the nominees and any other person pursuant to which he or she was selected.
     Your Board of Directors recommends that you vote FOR the reelection of Mr. Finan and Ms. Sullivan.
     The following directors will continue to serve after the Meeting for the terms set forth opposite their names:

		Positions held with	Year first
		the Company	elected director of	Term to
Name	Age (1)	and Franklin	the Company/Franklin	expire
John J. Kuntz	53	Director	2006/2003	2007
Thomas H. Siemers	72	President, Chief Executive Officer and Director	1987/1953	2007
John L. Nolting	73	Director	1987/1981	2008

(1)	As of March 31, 2006.
     John J. Kuntz is the former President and Chief Executive Officer of Intrieve, Incorporated (“Intrieve”), a data processing service provider located in Cincinnati, Ohio, and he served in that position from 2000 until Intrieve’s acquisition by Harland Financial Solutions, Inc. in April 2005. Prior to his appointment as President and Chief Executive Officer of Intrieve, Mr. Kuntz had held various positions with Intrieve since his employment there began in 1983. Mr. Kuntz has served as a director of Franklin since 2003. Mr. Kuntz also serves on the advisory boards of St. Joseph’s Orphanage and the Xavier University Williams College of Business. Mr. Kuntz is a licensed Certified Public Accountant. In January 2006, Mr. Kuntz was appointed to the Board to fill the vacancy created by the death of Rev. Donald E. Newberry.
     Thomas H. Siemers has been employed by Franklin since 1949, has been a director of Franklin since 1953, and has served as President and Chief Executive Officer since 1968. Mr. Siemers served as a director of the Federal Home Loan Bank of Cincinnati from 1978 to 1983, as the Chairman of the Ohio Savings and Loan League in 1981 and 1982 and served on the Executive Committee of the U.S. League of Savings Institutions from 1982 to 1985. Mr. Siemers is the father of Ms. Schmidt, an officer of the Company.
     John L. Nolting has been the President and Chief Executive Officer of DataTech Services, Inc., a computer service company located in Cincinnati, since 1974. He also is a Vice President of N-Soft of North America, a developer of software tools for the telecommunications industry, serves as the President and Chief Executive Officer of Synoprise Solutions, Inc., a software developer located in Cincinnati, and is a director and the President of DirectTeller Systems, Inc.

BOARD AND COMMITTEE INFORMATION
Meetings of the Board of Directors and Committees of the Company
     Regular meetings of your Board of Directors are held quarterly. During the year ended December 31, 2005, the Company’s Board of Directors held a total of 11 regular and special meetings. All of the directors attended at least 75% of the total meetings of the Company’s Board of Directors and meetings held by all committees on which such director served during the year. The Company has no standing compensation committee and we currently pay no compensation to any of our employees, which are comprised solely of our executive officers. In the event any compensation is paid in the future, in accordance with Nasdaq rules, decisions regarding executive officer compensation would be made by the independent directors. The Company’s Nominating and Audit Committees are discussed below.
     Nominating Committee. The Nominating Committee is comprised of Mr. Finan, Mr. Kuntz and Ms. Sullivan, each of whom is independent under applicable Nasdaq rules. The Nominating Committee met once during 2005. More information on the Nominating Committee can be found below under the heading “Nominations Process and Candidate Selection.”
     Audit Committee. The Company’s Audit Committee is also comprised of Mr. Finan, Mr. Kuntz and Ms. Sullivan. The Audit Committee met four times during 2005.
     The SEC has adopted rules requiring companies to disclose whether or not at least one member of the Audit Committee is a “financial expert” as defined in such rules. The Board of Directors has determined that Mr. Kuntz is a “financial expert” under SEC rules. A description of the duties of the Audit Committee can be found below under the heading “AUDIT COMMITTEE REPORT” below.
Meetings of the Board of Directors and Committees of Franklin
     Franklin’s Board of Directors, includes the five directors of the Company, as well as Robert L. Bollin, Gretchen J. Schmidt and Rev. Barry M. Windholtz. Franklin’s Board of Directors holds regular monthly meetings, and during 2005 held a total of 15 regular and special meetings. All directors attended at least 75% of the total meetings of Franklin’s Board of Directors and meetings held by all committees on which such director served. Franklin’s Board of Directors has standing Executive and Compensation Committees.
     Executive Committee. Franklin’s Executive Committee consists of the President and three other members of Franklin’s Board of Directors. Each Board member, other than the President, serves for a total of six months during the year on a rotating basis. This committee met four times during 2005 and will meet as necessary during 2006. The committee exercises the power of Franklin’s Board of Directors between regular Board meetings. All of its actions are reviewed and ratified by Franklin’s full Board of Directors.
     Compensation Committee. Franklin’s Compensation Committee reviews and makes recommendations to Franklin’s Board of Directors regarding compensation of, and benefit programs involving, Franklin’s employees, including its executive officers. The Compensation Committee is comprised of Messrs. Siemers, Finan and Nolting, but Mr. Siemers does not participate in decisions regarding his own compensation. This committee met once during 2005.

Nominations Process and Candidate Selection
     Our Nominating Committee oversees the nominations process and recommends to the Board a slate of nominees for election as directors. The members of the Nominating Committee are Mr. Finan, Mr. Kuntz and Ms. Sullivan, each of whom is independent under applicable Nasdaq rules. The Nominating Committee operates pursuant to a charter that sets forth its responsibilities regarding the nominations process. The charter is not currently available on the Company’s website, however, a copy of the Nominating Committee Charter was attached as Exhibit A to the Proxy Statement for the Company’s 2004 Annual Meeting of Stockholders.
     The Nominating Committee has not established a formal process for identifying and evaluating nominees due to the committee’s desire to approach the nominations process according to the composition of the Board at the time. However, the process for identifying and evaluating nominees is generally as follows: In the case of an incumbent director whose term of office is set to expire, the Nominating Committee reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance. When searching for a new candidate, the committee may look first to directors of Franklin who are not on the Company’s Board. The Nominating Committee will then either nominate incumbent directors for reelection, will nominate current directors of Franklin to serve on the Company’s Board or, if the committee feels a new director is necessary or desirable, will use its network of contacts to compile a list of potential candidates. The committee then meets to discuss and consider each candidate’s qualifications and chooses the nominees by majority vote.
     The Nominating Committee does not have any specific criteria that it believes nominees for election as directors of the Company must meet. However, the committee generally looks for candidates who will be most effective in meeting the long term interests of the Company and its stockholders, who possess high personal values, integrity and judgment and who have an understanding of the environment in which the Company and Franklin do business. Factors such as community involvement, financial and business development expertise and business experience are all considered when evaluating potential nominees. In the case of new director candidates, the committee determines whether the nominee is “independent” and whether the new director must be independent for the Company to remain in compliance with Nasdaq listing requirements.
     The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee Charter provides that the committee will receive and evaluate candidates for director proposed by stockholders equally, and using the same criteria, as recommendations from the Board, the committee, management or other sources. Other than as set forth in the charter, the Nominating Committee does not have any other policies regarding the consideration of such recommendations. The lack of policies regarding stockholder recommendations is primarily due to the Company’s lack of experience with such recommendations and the need to evaluate any such recommendations on a case-by-case basis.
     A stockholder who wishes to make a recommendation for a director candidate should contact the Board of Directors in the manner described below the heading “Stockholder Communications with Directors.” Any stockholder wishing to make a formal nomination for a director candidate must follow the procedures set forth in Article II, Section 11 of the Company’s Amended and Restated Bylaws.

Compensation of the Board of Directors
     During 2005, each director who served during the year received director’s fees of $7,500 from the Company and $18,000 from Franklin. Neither the Company nor Franklin pays fees for committee membership.
Stockholder Communications with Directors
     A stockholder may communicate our Board of Directors by mailing a written communication to the Secretary of the Company, addressed to the whole Board of Directors, to an individual director or to a group of directors at the Company’s address at 4750 Ashwood Drive, Cincinnati, Ohio 45241. All such communications will be reviewed by the Secretary of the Company and, except for communications clearly of a marketing nature, will then be forwarded to the full Board or to the specified director or directors.
Director Attendance at the Annual Meeting
     Absent exigent circumstances, we expect all directors and nominees to attend our Company’s annual meeting of stockholders. Directors and nominees who cannot attend an annual meeting in person are expected to, if possible, attend telephonically or through other means of communication. Any director or nominee who cannot attend an annual meeting is expected to notify the Secretary of the Company of his or her inability to attend as far in advance of the annual meeting as possible. All five of the Company’s incumbent directors attended our 2005 annual meeting.
EXECUTIVE OFFICERS
     The following information describes the business experience during the past five years of the executive officers of the Company and Franklin, other than Mr. Siemers whose experience is described above under the heading “PROPOSAL ONE — ELECTION OF DIRECTORS AND BOARD INFORMATION.” Each officer is elected annually to serve until his or her successor is elected and qualified, or until he or she resigns or is removed by the Board. There are no arrangements or understandings between the persons named below and any other person pursuant to which such officers were elected.
     Gregory W. Meyers, age 48, is a Vice President and the Chief Lending Officer of Franklin. Prior to joining Franklin in August 2004, Mr. Meyers served as First Vice President, Manager of Mortgage Lending of First Financial Bank in Hamilton, Ohio. From 1993 to 1997, Mr. Meyers was Vice President of Commercial Real Estate and Mortgage Lending with The Huntington National Bank.
     John P. Owens, age 48, is the Vice President of Special Projects of Franklin. Prior to joining Franklin in September 2004, Mr. Owens was a Vice President and Commercial Real Estate Officer with Oak Hill Bank. From 1998 until 2003, Mr. Owens was a Vice President and Chief Lending Officer with Ameriana Bank and Trust.

     Gretchen J. Schmidt, age 49, has been the Secretary and Treasurer of the Company since 1988. She also serves as Vice President of Operations, Secretary and a director of Franklin, is Vice President, Secretary and a director of Madison Service Corporation, Franklin’s wholly owned subsidiary, and is the Secretary of DirectTeller Systems, Inc. Ms. Schmidt held a variety of part-time positions with Franklin between 1971 and 1978 and has held various full-time positions since 1978. Currently, she is responsible for branch operations and general corporate administration. Ms. Schmidt is the daughter of Mr. Siemers, the President of the Company. Effective July 1, 2006, Mr. Siemers will be retiring as the President and Chief Executive Officer of Franklin. At that time, Ms. Schmidt will become Franklin’s President and Chief Executive Officer. Upon his retirement from Franklin, Mr. Siemers will become Franklin’s Chairman of the Board and Ms. Schmidt will serve as Vice Chair. Mr. Siemers will continue to serve as President and Chief Executive Officer, and a director, of the Company.
     Lawrence J. Spitzmueller, age 48, joined Franklin in 1992 as Chief Compliance and Security Officer, became Vice President for Residential Lending in April 2002 and was named Vice President of Compliance and Internal Audit in 2003. Prior to joining Franklin, he was an enforcement attorney with the Office of Thrift Supervision.
     Daniel T. Voelpel, age 58, has been Vice President and Chief Financial Officer of the Company since 1988. He also serves as Vice President and Chief Financial Officer of Franklin, Treasurer of DirectTeller Systems, Inc. and Treasurer and a director of Madison Service Corporation. He has been with Franklin since 1983.
Executive Compensation
     The following table provides certain compensation information for Messrs. Siemers, Voelpel and Meyers and Ms. Schmidt. No other executive officer of the Company or Franklin received an annual salary and bonus exceeding $100,000 in the past three years. The table includes compensation paid by Franklin for all services rendered during the periods shown. The Company currently does not pay any compensation to its executive officers.

Summary Compensation Table

		Annual compensation (1)		Long-term compensation
				Awards		Payouts
				Restricted	Securities underlying	LTIP	All other
Name and principal		Salary	Bonus	stock awards	options/SARs	payouts	compensation
position	Year	($)	($)	($)	(#)(2)	(#)	(3)(4)(5)(6)(7)
Thomas H. Siemers	2005	$225,945	—	—	—	—	$46,931
President, Chief	2004	$227,445	—	—	4,875	—	$44,256
Executive Officer	2003	$225,195	—	—	9,750	—	$39,373
and Director of the Company and Franklin

Daniel T. Voelpel	2005	$129,780	—	—	—	—	$23,642
Vice President and	2004	$128,363	—	—	2,250	—	$22,297
Chief Financial	2003	$125,000	—	—	4,500	—	$20,205
Officer of the Company and Franklin

Gregory W. Meyers	2005	$125,000	—	—	—	—	$401
Vice President and	2004	$46,875	—	—	4,250	—	$229
Chief Lending	2003	—	—	—	—	—	—
Officer of Franklin

Gretchen J. Schmidt	2005	$110,280	—	—	—	—	$19,474
Secretary and	2004	$110,565	—	—	2,250	—	$18,469
Treasurer of the	2003	$101,540	—	—	4,500	—	$16,234
Company, Vice President of Operations, Secretary and Director of Franklin

(1)	The salaries of Mr. Siemers and Ms. Schmidt include directors fee for service as directors of Franklin. Mr. Meyers’ 2004 salary reflects prorated payments for service after his employment began in August 2004.

(2)	Represents the number of shares of common stock underlying options granted to Messrs. Siemers, Voelpel and Meyers and Ms. Schmidt.

(3)	Does not include amounts attributable to other miscellaneous benefits received by Messrs. Siemers, Voelpel and Meyers and Ms. Schmidt, the cost of which was less than 10% of their compensation.

(4)	For Mr. Siemers, consists of contributions to the Company’s defined contribution plan of $21,000, $20,500 and $20,000 for 2005, 2004 and 2003 respectively, the $13,797, $11,699 and $10,335 value of the allocations to his ESOP account for 2005, 2004 and 2003, respectively, director fees from the Company of $7,500 for each of 2005 and 2004 and $6,500 for 2003, and life insurance premiums paid by Franklin of $4,634, $4,557 and $2,538 for 2005, 2004 and 2003, respectively.

(5)	For Mr. Voelpel, consists of contributions to the Company’s defined contribution plan of $13,589, $13,563 and $13,066 for 2005, 2004 and 2003, respectively, the $8,928, $7,740 and $6,752 value of the allocations to his ESOP account for 2005, 2004 and 2003, respectively, and life insurance premiums paid by Franklin of $1,125, $994 and $387 for 2005, 2004 and 2003, respectively.

(6)	For Mr. Meyers, consists of the value of life insurance premiums paid by Franklin for 2005 and 2004.
(Footnotes continued on next page)

(7)	For Ms. Schmidt, consists of contributions to the Company’s defined contribution plan of $11,571, $11,563 and $10,649 for 2005, 2004 and 2003, respectively, the $7,602, $6,599 and $5,503 value of the allocations to her ESOP account for 2005, 2004 and 2003, respectively, and life insurance premiums paid by Franklin of $301, $307 and $82 for 2005, 2004 and 2003, respectively.
Stock Option Information
     The Company did not grant any options to purchase shares of the Company’s stock during 2005. The following table contains information regarding the number and value of unexercised options held by Messrs. Siemers, Voelpel and Meyers and Ms. Schmidt at December 31, 2005:

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Value
			Number of securities	Value of unexercised in-
	Shares		underlying unexercised	the-money options/SARs at
	acquired on	Value	options/SARs at 12/31/05	12/31/05 ($)(2)
Name	exercise	realized ($)(1)	exercisable/unexercisable	exercisable/unexercisable
Thomas H. Siemers	—	—	30,875/-0-	$66,413/$-0-
Daniel T. Voelpel	500	$5,075	22,950/-0-	$53,105/$-0-
Gregory W. Meyers	—	—	2,250/-0-	$ - 0-/$-0-
Gretchen J. Schmidt	—	—	24,750/-0-	$67,973/$-0-

(1)	Value realized was calculated by multiplying the number of options exercised by the difference between the per share option exercise price of $7.75 and the closing price of the Company’s shares on the date of exercise, which was $18.50 for 300 options and $17.00 for 200 options.

(2)	An option is “in-the-money” if the fair market value of the underlying stock exceeds the exercise price of the option. The value presented is determined by multiplying the number of shares subject to unexercised options by the difference between the exercise price of the option and the $16.01 per share fair market value of the Company’s stock on December 30, 2005.
Employment Contracts
     Thomas H. Siemers. In October 2000, Franklin entered into a three-year employment agreement with Mr. Siemers. The agreement provides for a salary and performance review by the Board of Directors at least annually. After such review and prior to the expiration of each year of the agreement, the Board of Directors may extend the agreement for periods of one year each. The current expiration date of the agreement is October 23, 2009. The agreement also provides for inclusion of Mr. Siemers in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave.
     Franklin may terminate the agreement at any time. In the event of termination by Franklin for “just cause,” as defined in the agreement, Mr. Siemers has no right to receive any compensation or other benefits for any period following such termination. In the event of a termination other than for “just cause” and not in connection with a “change of control,” as defined in the agreement, Mr. Siemers will be entitled to payment of an amount equal to his annual salary in monthly payments for a period of 36 months, plus benefits. The agreement further provides that in the event of a termination without just cause in connection with or within one year of a “change of control,” Mr. Siemers will be entitled to payment of an amount equal to three times his annual salary. The amount which would be payable to Mr. Siemers in the event of a “change of control,” based upon his salary as of December 31, 2005, is $677,835.
     Daniel T. Voelpel and Gretchen J. Schmidt. In March 2003, Franklin entered into employment agreements with Mr. Voelpel and Ms. Schmidt. These agreements each provide for annual performance reviews by either Franklin’s Board of Directors or Mr. Siemers, the Chief Executive Officer. Upon completion of the review, the terms of the agreements may be extended in one year increments by Franklin’s Board, and they currently expire on March 7, 2009. The agreements also provide for vacation and sick leave, as well as participation by Mr. Voelpel and Ms. Schmidt in all formally established employee benefit, bonus and retirement plans maintained by Franklin.
     Franklin may terminate either agreement at any time. If Franklin terminates an agreement for “just cause,” as defined in the agreement, Mr. Voelpel or Ms. Schmidt, as applicable, would have no right to receive any compensation or benefits under the agreement after the date of termination. If the termination is without “just cause” and not in connection with a “change of control,” as defined in the agreement, he or she will be entitled to receive payment of his or her annual salary for a period of 12 months after termination, plus benefits. If the termination is in connection with a “change of control,” Mr. Voelpel or Ms. Schmidt, as applicable, would be entitled to a payment of three times his or her annual salary. The amounts payable to Mr. Voelpel and Ms. Schmidt in the event of a “change of control,” based upon their salaries as of December 31, 2005, would be $389,340 and $330,840, respectively.
     Gregory W. Meyers. In August 2004, Franklin entered into an employment agreement with Mr. Meyers. This agreement provides for an annual performance review by either Franklin’s Board or Mr. Siemers. Upon completion of the annual review, Mr. Meyer’s agreement may be extended in one year increments. The current expiration date of the agreement is August 14, 2009. The agreement also provides for vacation and sick leave, as well as participation by Mr. Meyers in all formally established employee benefit, bonus and retirement plans maintained by Franklin.
     Franklin may terminate the agreement at any time. If Franklin terminates the agreement for “just cause,” as defined in the agreement, Mr. Meyers would have no right to receive any compensation or benefits under the agreement after the date of termination. If the termination is without “just cause” and not in connection with a “change of control,” as defined in the agreement, Mr. Meyers will be entitled to receive payment of his annual salary until the end of the then-current term of the agreement. If the termination is in connection with a “change of control,” Mr. Meyers would be entitled to a payment of three times his annual salary. The amount payable to Mr. Meyers in the event of a “change of control,” based upon his salary as of December 31, 2005, would be $375,000.

Transactions with and Indebtedness of Directors and Management
     Franklin, like many financial institutions, has followed a policy of making loans to its officers, directors and employees and their family members for the financing and improvement of their personal residences and consumer loans for other purposes. Except as set forth below, such loans are made in the ordinary course of business on substantially the same terms and collateral as those available to the general public, and do not involve more than the normal risk of collectibility or present other unfavorable features. Currently, for loans to the employees, directors and officers of the Company or Franklin and their family members, interest rates are generally set at 1% over Franklin’s cost of funds, subject to adjustment to market rates in the event that employment is terminated. If the employment relationship is terminated, the rate reverts to the contract rate. Loan fees on mortgage loans to employees are generally waived, except to the extent of direct loan origination expenses incurred by Franklin. Other loans are reviewed on an individual basis and any preferential treatment given is based on the employee’s length of service, work performance and past credit history.
     Set forth below is certain information at December 31, 2005, regarding all loans made by Franklin to each of its current directors or executive officers which were granted at less than market rates and which, for any individual, resulted in an aggregate indebtedness to Franklin exceeding $60,000 at any time since January 1, 2004:

						Market interest
			Largest amount	Balance as of	Current	rate at the time of
	Date of	Nature of	outstanding since	December 31,	interest	origination /
Name	loan	indebtedness	January 1, 2004	2005	rate	modification
John J. Kuntz	8/28/03	First mortgage – personal residence	$266,937	$257,601	4.500%	6.500%

John L. Nolting	04/15/98	First mortgage – personal residence	108,710	104,158	5.375	6.375

	12/22/00	Line of credit (1)	14,942	14,152	6.000	6.000

Gretchen J. Schmidt	09/01/98	First mortgage – prior residence	213,504	0	4.250	6.250

	06/01/00	Consumer loan	1,569	0	7.250	9.250

	11/07/03	Line of credit (2)	125,085	105,360	5.00	7.00

	11/10/03	First mortgage – personal residence (3)	510,000	491,793	4.000	6.250

Lawrence J. Spitzmueller	04/10/02	First mortgage – personal residence	151,992	144,800	4.000	5.875

	05/28/03	Line of credit	20,970	20,741	5.000	7.000

						Market interest
			Largest amount	Balance as of	Current	rate at the time of
	Date of	Nature of	outstanding since	December 31,	interest	origination /
Name	loan	indebtedness	January 1, 2004	2005	rate	modification
Daniel T. Voelpel	10/05/93	First mortgage personal residence	111,256	99,970	4.000	5.750

	11/15/05	Passbook loan	7,000	6,995	4.150	5.150

	11/15/05	Passbook loan	7,000	7,000	4.390	5.390

	11/15/05	Passbook loan	6,000	5,986	3.190	4.190

	11/15/05	Passbook loan	6,000	5,986	3.320	4.320

	11/15/05	Passbook loan	6,000	5,994	4.870	5.870

(1)	The market interest rate at the time of origination was prime rate and Mr. Nolting received the rate of prime rate minus 2%. Both the market rate and Mr. Nolting’s rate have a 6% floor.

(2)	This loan was originated at the market rate of 5.25% and carried this rate from the time of origination through December 31, 2004. This loan was modified in 2005 to a rate of prime minus 2 1/2%.

(3)	This loan was modified in 2004 to its current rate.
     In addition to the loans described above, set forth below is certain information at December 31, 2005, regarding all loans made by Franklin to members of the immediate family of its current directors or executive officers which were granted at less than market rates and which, for any individual, resulted in an aggregate indebtedness to Franklin exceeding $60,000 at any time since January 1, 2004:

						Market interest
			Largest amount	Balance as of		rate at the time of
	Date of	Nature of	outstanding since	December 31,	Current interest	origination /
Name	loan	indebtedness	January 1, 2004	2005	rate	modification
Michael J. Finan (1)	12/28/01	First mortgage – personal residence (2)	$155,798	$150,760	5.375	6.250

Julie L. Gorsuch (1)	12/01/97	First mortgage – personal residence (2)	225,054	215,397	5.375	6.250

Stephanie S. Bloemer (3)	12/01/93	First mortgage – personal residence (2)	111,251	102,497	4.000	5.375

Heidi J. Walsh (3)	03/23/04	Consumer loan	18,024	13,466	5.490	7.490

	08/28/02	First mortgage – personal residence (2)	168,369	161,735	4.125	6.125

	04/01/02	Consumer loan	18,219	10,381	5.990	7.990

						Market interest
			Largest amount	Balance as of		rate at the time of
	Date of	Nature of	outstanding since	December 31,	Current interest	origination /
Name	loan	indebtedness	January 1, 2004	2005	rate	modification
Daniel J. Nolting (4)	06/12/97	First mortgage – prior residence (2)	238,167	0	5.375	6.250

	08/11/05	First mortgage – personal residence	420,000	417,198	4.125	6.000

Christian A. Voelpel (5)	08/27/03	First mortgage – personal residence	175,400	168,971	4.500	5.500

Jeffrey D. Voelpel (5)	05/12/05	First mortgage – personal residence	154,000	152,662	4.125	5.875

Christina M. Freese (6)	04/10/02	First mortgage – personal residence (7)	103,087	98,090	4.000	5.875

	10/09/02	Line of credit (8)	14,184	14,185	5.000	7.000

(1)	Mr. Finan’s child.

(2)	This loan was modified in 2002 to its current rate.

(3)	Mr. Siemers’ daughter

(4)	Mr. Nolting’s son.

(5)	Mr. Voelpel’s son.

(6)	Mr. Spitzmueller’s stepdaughter.

(7)	This loan was modified in 2004 to its current rate.

(8)	This loan was modified in 2005 to its current rate.
     The Company owns a 51% interest in DirectTeller Systems, Inc. (“DirectTeller”), an Ohio corporation that markets computer software developed by DataTech Services, Inc. (“DataTech”) to financial institutions. Mr. Nolting is the President and Chief Executive Officer of DataTech, which owns the remaining 49% interest in DirectTeller. When the Board of Directors of the Company approved this venture in 1989, Mr. Nolting abstained from voting on the matter. The Company initially contributed $50,000 and DataTech contributed the software that it developed to the initial capitalization of DirectTeller. The Company is responsible for maintaining the financial records of DirectTeller and DataTech is obligated to manage its day to day operations, including software maintenance and marketing. DataTech does not receive a management fee for performing these services. The Company’s investment in Direct Teller was $50,000 at December 31, 2005.

     Mr. Kuntz is the former President and Chief Executive Officer of Intrieve, Incorporated. During the 2004 fiscal year and until Intrieve’s acquisition by Harland Financial Solutions, Inc. in April 2005, Intrieve provided data processing services to Franklin. Franklin made payments to Intrieve of approximately $472,500 in 2004 and $168,000 from January 1, 2005 until acquisition in April 2005.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s stock, to file reports of ownership and changes of ownership in the Company’s stock with the SEC. These persons are required by regulation to furnish us with copies of all Section 16 reports that they file. During 2005, each of our executive officers and directors filed a late Form 4 reporting the accelerated vesting of unvested stock options on December 19, 2005. The Forms 4 reporting the acceleration of those options were filed on January 12, 2006. To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, except for the late Forms 4 referenced above, all Section 16 reports required during the year ended December 31, 2005, were timely filed.
PROPOSAL TWO – RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Clark, Schaefer conducted the independent audit of our financial statements for the year ended December 31, 2005, and the Audit Committee has selected Clark, Schaefer as the Company’s independent registered public accounting firm for the 2006 fiscal year. Although we are not required by our governing documents or Delaware law to seek stockholder ratification of our auditors, the Board and the Audit Committee believe it is desirable to do so. If the selection of Clark, Schaefer is not ratified, the Audit Committee will reconsider its selection. If the selection of Clark, Schaefer is ratified, the Audit Committee, in its discretion, may nonetheless select a different independent public accounting firm any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
     The Audit Committee and the Board of Directors request and recommend that the stockholders of the Company ratify the selection of Clark, Schaefer as our independent registered public accounting firm for the 2006 fiscal year. Management expects that a representative of Clark, Schaefer will be present at the Meeting, and that such representative will be available to respond to appropriate questions and will have an opportunity, if desired, to make a statement.
     Your Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the selection of Clark, Schaefer as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Audit and Non-Audit Fees
     The following table presents fees paid by the Company to Clark, Schaefer for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by Clark, Schaefer during those periods.

	Year ended	Year ended
Type of fees	December 31, 2005	December 31, 2004
Audit fees (1)	$94,066	$79,160

Audit related fees (2)	3,750	920

Tax fees (3)	8,890	9,369

All other fees (4)	4,063	3,000

Total fees	$110,769	$92,519

(1)	These are fees for professional services performed by Clark, Schaefer for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-QSB, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, such as addressing regulatory issues and internal audit questions.

(3)	These are fees for professional services performed by Clark, Schaefer with respect to tax compliance, tax advice and tax planning, such as the preparation of federal, state and local tax returns.

(4)	These are fees for any other work that is not included in any of the above categories, such as the review of the Company’s business plan and strategies.
     The Company’s Audit Committee pre-approves all services to be performed by our independent registered public accounting firm, and during 2005 all services provided by Clark, Schaefer to the Company were approved in advance by the Audit Committee.
Audit Committee Report
     Our Audit Committee is comprised of Messrs. Finan and Kuntz and Ms. Sullivan, all of whom the Board has determined are “independent” under Nasdaq Rule 4200(a)(15) and SEC Rule 10A-3. In addition, the Board of Directors has determined that Mr. Kuntz is a “financial expert” under SEC rules. The Audit Committee is responsible for overseeing the Company’s accounting functions and controls, as well as engaging an accounting firm to audit the Company’s financial statements. The Board of Directors and Audit Committee have adopted a charter to set forth the committee’s responsibilities. A copy of the Company’s Amended and Restated Audit Committee Charter was attached as Exhibit B to the Proxy Statement for the Company’s 2004 Annual Meeting of Stockholders.

     The Audit Committee received and reviewed the report of Clark, Schaefer regarding the results of their audit, as well as the written disclosures and the letter from Clark, Schaefer required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with the management of the Company. A representative of Clark, Schaefer also discussed with the Audit Committee the independence of Clark, Schaefer from the Company, as well as the matters required to be discussed by Statement of Auditing Standards 61, as amended. Discussions between the Audit Committee and the representative of Clark, Schaefer included the following:
•	Clark, Schaefer’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to Clark, Schaefer’s retention

•	Whether Clark, Schaefer encountered any difficulties in performing the audit

•	Clark, Schaefer’s judgments about the quality of the Company’s accounting principles

•	Clark, Schaefer’s responsibilities for information prepared by management that is included in documents containing audited financial statements
     Based on its review of the financial statements and its discussions with management and the representative of Clark, Schaefer, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, to be filed with the SEC.
     Submitted by the Audit Committee of the Board of Directors of the Company:

Richard H. Finan
John K. Kuntz
Mary W. Sullivan
PROPOSAL THREE – STOCKHOLDER PROPOSAL
     In accordance with SEC rules and regulations, the following stockholder proposal (the “Proposal”) has been submitted for inclusion in this Proxy Statement by a shareholder who owns beneficially and of record 7,600 shares (approximately 0.45% of the outstanding First Franklin shares as of March 31, 2006) of the Company. The name and address and stockholder proponent will be provided upon written or oral request. The Board recommends that you vote AGAINST the Proposal for the reasons set forth following the Proposal.

The Proposal
     “RESOLVED: That the shareholders of First Franklin, assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately engage the services of an Investment Banking firm to evaluate alternatives that could enhance shareholder value including, but not limited to, a merger or outright sale of First Franklin, and the shareholders further request that the Board take all other steps necessary to actively seek a sale or merger of First Franklin on terms that will maximize share value for shareholders.
     “You are urged to vote “Yes” for this proposal for the following reasons:
▪	“I believe that First Franklin is in decline and is unlikely to get stronger without merging or being sold to a larger financial institution with different management, solid financial resources and a better track record of providing a reasonable return to shareholders.

▪	“First Franklin has performed significantly below the average performance of similar banks in the past five years according to information provided by the research firm SNL Financial. The SNL Thrift Index, an index of traded Thrifts created by SNL Financial, has shown average total return performance of 891% from January 1, 1993 to September 15, 2005 for the thrifts within the index, while First Franklin has only experienced a 227% increase in total return performance during the same time period.

▪	“First Franklin’s Return on Average Assets (ROAA) was .24 in 2004, compared to an aggregate ROAA for the SNL Financial Thrift Index of 1.03. In fact, First Franklin consistently has a ROAA below the SNL Thrift Index.

▪	“First Franklin’s Return on Average Equity (ROAE) was 2.8 in 2004, compared to an aggregate ROAE for the SNL Financial Thrift Index of 12.29. As with ROAA, First Franklin consistently has ROAE below the SNL Thrift Index.

▪	“According to SNL Financial, from January 1, 2005, to October 31, 2005, sales of bank and thrift stock in buyouts have brought shareholders consideration averaging 1.88 times book value of the shares sold. If First Franklin shareholders received a similar price per share, we believe shareholders could receive approximately $27 per share.

▪	“Many similar thrifts have merged with larger financial institutions, and shareholders of these acquired banks have received premiums over market price.
     “Because changes in the federal interstate banking laws have significantly reduced geographic restrictions for interstate banking activity, there has been more competition from larger and more efficient banks. First Franklin is too small to compete effectively in this environment. Therefore, I believe that the greatest value to the shareholders will be realized through a merger or sale of First Franklin. The Board of Directors should take advantage of the active market for financial institution consolidation by immediately seeking out opportunities to merge into a larger and more competitive financial institution or find an opportunity for shareholders to sell their stock to a larger and more competitive financial institution. A vote for this shareholder proposal would benefit all shareholders.”

Response of First Franklin’s Board of Directors
     Your Board of Directors strongly believes that the stockholder proposal (the “Proposal”) set forth above is not in the best interests of the Company or its stockholders. We recommend that you vote AGAINST the proposal.
     The Board is elected by you, our stockholders, to direct the management of the Company’s business in a manner that will enhance the value of the Company to our shareholders. The value of First Franklin has been enhanced over the 18 years that First Franklin has been a public company through, among other things, asset growth, diversification of our loan portfolio, investments in new technology, modernization of our Franklin branches and periodic increases in our quarterly dividend. Our profitability has allowed us to provide shareholders with a steady stream of dividends and increasing book value per share, while permitting us to make important investments to enhance efficiency, expand our products and services and position First Franklin for growth and long-term profitability that will further enhance stockholder value.
     The Board keeps apprised of trends and developments in the financial institutions industry, including the terms of mergers and acquisitions involving thrifts and community banks, especially those in the Company’s market area. The Board knows that the market for financial institutions is in a constant state of flux. Acquisition premiums vary widely based on many complex factors, including: geographic factors; interest rate cycles; general economic conditions; the number of buyers and sellers in the market at any given time; the type of charter (bank or thrift, state or federal), asset size, capital levels and profitability of the seller; and the business plans, charter type and financial condition of the buyers. Determining whether and when shareholder value can be maximized by the sale of a company requires more than looking at SNL Financial’s report of average prices in past transactions involving companies that may have no similarities to First Franklin. Your Board of Directors strongly believes that it is in the most informed position to analyze all of the complex variables and decide whether remaining independent or pursuing a merger is in the best interest of the Company and its shareholders.
     Although the Proposal does not mandate a sale or merger, the adoption of the Proposal could create the appearance that the Company must sell. This could be harmful to the Company and its shareholder value whether or not the Board determines to pursue a sale. If the Board were to determine that it is in the best interest of the Company and its shareholders to pursue a sale, we would conduct the process with strict confidentiality to have the strongest bargaining position possible. If the Proposal is approved, the Company would be in a weakened bargaining position that would not be conducive to maximizing shareholder value.
     Our success, and ultimately our shareholder value, is highly dependent on our ability to build and maintain strong relationships with our employees and our customers. If the Proposal were approved, the uncertainty for the future could undermine Franklin’s relationships with its employees and customers, causing a potential decline in revenues, profits and stockholder value. It may be harder to attract new business if customers believe the Company may soon be gone. It may be harder to motivate employees to develop new business if their morale is diminished by the prospect of losing their jobs, and it may be harder to keep experienced employees. Often when a company is sold to a larger buyer, many employees lose their jobs. The uncertainty that would inevitably accompany the adoption of the Proposal could prompt some of our employees to leave the Company in search of better job security.

     Your Board of Directors remains committed to maximizing the Company’s value for all stockholders. This commitment has been demonstrated in part by the recent increase in the amount of our quarterly dividend, by investments in new technology and by recent improvements at various Franklin branches to enhance efficiency, support expanded services and position First Franklin for growth and long-term profitability that will enhance stockholder value.
     Your Board of Directors recommends that you vote AGAINST the proposal.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     Stockholder Proposals Pursuant to Rule 14a-8. In order to be considered for inclusion in the proxy materials distributed to the Company’s stockholders for the 2007 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 must be received by the Company no later than December 18, 2006. Written requests for inclusion should be addressed to First Franklin Corporation, Attn: Secretary, 4750 Ashwood Drive, Cincinnati, Ohio 45241. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act.
     Other Stockholder Proposals. With respect to any other stockholder proposal, the proxy card for the 2007 Annual Meeting will grant the named proxies the authority to vote in their discretion on any matters raised at the 2007 Annual Meeting, without mention of the matter in the proxy materials for the meeting, unless (i) the Company is notified of such proposal no earlier than January 22, 2007, nor later than February 21, 2007, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.
OTHER MATTERS
     The Board of Directors is not aware of any business to come before the Meeting other than the matters described in this Proxy Statement. However, if any other matter properly comes before the Meeting, the holders of the proxies will act upon such matter in their best judgment.
     The Company’s 2005 Annual Report to Stockholders, including financial statements, is enclosed with this Proxy Statement. Any stockholder who has not received a copy of the 2005 Annual Report may obtain a copy by writing to the Company. The 2005 Annual Report is not part of the proxy solicitation materials and is not incorporated herein by reference.

By Order of the Board of Directors:

Cincinnati, Ohio	Thomas H. Siemers
April 17, 2006	President and Chief Executive Officer

REVOCABLE PROXY
FIRST FRANKLIN CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints John J. Kuntz, John L. Nolting and Thomas H. Siemers, or any of them, with full powers of substitution and resubstitution, to act as proxy or proxies for the undersigned to vote all shares of Common Stock of First Franklin Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 22, 2006, at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, at 3:00 p.m. local time and at any and all adjournments thereof, as indicated on the reverse.
The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of Notice of the Meeting, a Proxy Statement dated April 17, 2006, and a copy of the 2005 Annual Report to Stockholders.

Dated: , 2006	Dated: , 2006

Print name of stockholder	Print name of stockholder

Signature of stockholder	Signature of stockholder
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AGAINST THE STOCKHOLDER PROPOSAL. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
This proxy shall be deemed terminated and of no further force and effect if the undersigned attends and votes in person at the Meeting or submits a later-dated proxy or written revocation to the Company prior to the commencement of voting at the Meeting.
The Board of Directors recommends a vote “FOR” the nominees listed, “FOR” the ratification of the selection of the Company’s independent registered public accounting firm and “AGAINST” the stockholder proposal.

1.	The reelection of two directors for terms expiring in 2009:

	Richard H. Finan	Mary W. Sullivan

FOR the nominees listed above (except as otherwise indicated)	WITHHOLD AUTHORITY to vote for the nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.	The ratification of the selection of Clark, Schaefer, Hackett & Co. as the	FOR	AGAINST	ABSTAIN
Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006.

3.	The approval of a stockholder proposal regarding engaging an investment banking firm to evaluate methods to enhance shareholder value, including the sale or merger of the Company.
In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.
                     Please check here is you plan to attend the Annual Meeting of Stockholders.
(To be signed on the reverse side)